Exhibit 99.1

Kodiak Sciences Announces Positive Topline Results in GLOW2, the Second Phase 3 Study in Diabetic Retinopathy, Demonstrating Superiority of Zenkuda™ (tarcocimab tedromer) Over Sham

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Building on the success of GLOW1 and with all patients on a 6-month dosing interval, Zenkuda (tarcocimab tedromer) demonstrated superiority to sham with 62.5% of Zenkuda-treated patients achieving a ≥2-step improvement in diabetic retinopathy severity score (DRSS) compared to 3.3% of sham-treated patients (p<0.0001).

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Zenkuda also demonstrated superiority to sham with an 85% risk reduction in the key secondary endpoint of development of sight threatening complications (2.4% with Zenkuda vs 15.8% with sham, p=0.0001) and with a ≥3-step improvement in DRSS (13.7% with Zenkuda vs 0% with sham, p<0.0001).

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Zenkuda demonstrated strong efficacy independent of concomitant GLP-1 receptor agonist use. In Zenkuda-treated patients, the proportion achieving a ≥2-step improvement in DRSS was 60.0% among those using GLP-1 medications versus 64.3% among those not using GLP-1 medications, supporting Zenkuda’s efficacy profile in a real-world diabetic population.

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Zenkuda demonstrated favorable safety and was well tolerated in the study with a 0% intraocular inflammation rate and a 2.3% cataract adverse event rate (vs 1.6% with sham). The safety data support Zenkuda’s enhanced commercial formulation and elevate the established safety profile of Kodiak’s biologics-based Antibody Biopolymer Conjugate (ABC®) Platform.

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Based on the strong safety, efficacy and durability data demonstrated in the GLOW2 study, Zenkuda now has a multi-indication Biologics License Application (BLA)-ready profile, and Kodiak intends to accelerate the BLA submission timeline.

Palo Alto, CA — March 26, 2026 – Kodiak Sciences Inc. (Nasdaq: KOD), a precommercial retina-focused biotechnology company committed to researching, developing and commercializing transformative therapeutics, today announced positive topline results in the GLOW2 Phase 3 superiority study of Zenkuda™ for the treatment of patients with diabetic retinopathy. Zenkuda (tarcocimab tedromer) is an anti-vascular endothelial growth factor (VEGF) intravitreal biologic built on Kodiak’s proprietary antibody biopolymer conjugate (ABC®) platform.

GLOW2 is a confirmatory Phase 3 study designed to replicate and extend the findings of the positive pivotal GLOW1 study, in which Zenkuda demonstrated superiority versus sham in the treatment of patients with moderately severe and severe diabetic retinopathy (DR). GLOW2 expanded the population to include patients with proliferative diabetic retinopathy (PDR) and mild diabetic macular edema (DME), alongside patients with moderately severe to severe diabetic retinopathy. Baseline characteristics were well-matched between groups and were typical of treatment-naïve diabetic retinopathy patients. See Figure 1.

Figure 1

In GLOW2, patients were randomized to receive either sham injection or Zenkuda via intravitreal injection at progressively extended intervals after a loading phase, with all patients on 6-month dosing by the end of the study (dosing at baseline, Week 4, Week 8, Week 20 and Week 44). A total of 62.5% of patients treated with Zenkuda achieved a ≥2-step improvement in DRSS score at Week 48, compared with 3.3% in the sham group, meeting the primary endpoint of superiority to sham with high statistical significance (p<0.0001). See Figure 2.

Figure 2

Zenkuda also demonstrated superiority in the two alpha-controlled secondary endpoints, with high statistical significance:

Zenkuda demonstrated superiority in the key secondary endpoint of reducing the risk of developing prespecified sight-threatening complications, including new or worsening proliferative DR or center-involving DME, by 85% compared to sham through Week 48 (2.4% with Zenkuda versus 15.8% with sham, p=0.0001). These results support the GLOW1 study results, in which Zenkuda reduced this risk by 89%. See Figure 3

Figure 3

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13.7% of patients on Zenkuda achieved a ≥3-step improvement in DRSS versus 0% with sham (p<0.0001), an improvement comparable to GLOW1, in which 5.6% of patients on Zenkuda achieved a ≥3-step improvement in DRSS versus 0% with sham. See Figure 4

Figure 4

Zenkuda was well-tolerated with low rates of common ocular adverse events. Notably, no cases of intraocular inflammation were reported in the study, and no cases of retinal vasculitis or occlusive retinal vasculitis were observed. The incidence of cataract in the study eye was low (2.3% with Zenkuda versus 1.6% with sham) and in line with expected background rates in patients with DR. See Figure 5.

Figure 5

Consistent with a real-world diabetic patient population, GLOW2 included patients using GLP-1 medications. These patients were well-balanced between treatment arms (GLP-1 use was 46.1% in the Zenkuda arm and 42.4% in the sham arm). Among patients using GLP-1 medications, Zenkuda achieved a ≥2-step improvement in DRSS from baseline to Week 48 in 60.0% of patients compared with 64.3% in patients not using GLP-1 medications. See Figure 6.

Figure 6

“The positive GLOW2 results are meaningful”, said Dr. Charles Wykoff, M.D., Ph.D, Chairman of Research, Retina Consultants of America and Professor of Clinical Ophthalmology and Deputy Chair of Ophthalmology, Blanton Eye Institute, Houston Methodist Hospital. “Multiple prior studies have demonstrated improvement in diabetic retinopathy severity levels with anti-VEGF pharmacotherapies, and while they are used frequently for DME and PDR treatment, their broader use among eyes with non-proliferative DR has been limited, in part because of the burden associated with frequent injections. GLOW2 is unique among registration trials targeting an approval for DR by intentionally including eyes with center-involved DME and proliferative DR. Among this higher-risk population, Zenkuda showed strong efficacy while incorporating a 6-month treatment interval after three monthly injections, supporting flexible dosing as may be clinically indicated. Zenkuda has the potential to shift the equation for physicians and patients by offering durable disease control, due to its unique bioconjugate formulation, across a wide spectrum of patients with diabetic retinopathy. GLOW2 is also unique in having no restrictions on GLP-1 agonist use, reflecting real-world patient medication use, and patients benefited equally from Zenkuda treatment regardless of concomitant use,” continued Dr. Wykoff.

“We are very pleased to see that GLOW2 demonstrated a high degree of internal consistency across all datapoints (See Figure 7, 8 and 9). Importantly, GLOW2 also demonstrated strong external consistency when contextualized with GLOW1. Taken together, the combined GLOW1 and GLOW2 data package speaks volumes about the robustness of the data and the operational approach the team brought to the conduct of both studies,” said Dr. J. Pablo Velazquez-Martin, Chief Medical Officer of Kodiak Sciences. “The strong outcomes in GLOW2 are likely driven by thoughtful refinements to both regimen and formulation. An additional Week 4 loading dose may have strengthened early control of disease, while the enhanced formulation was designed to deliver a rapid initial effect together with long-lasting durability enabled by its ABC design. We believe those changes helped translate into strong outcomes across the board in GLOW2, despite the inclusion of patients with more advanced disease,” concluded Dr. Velazquez-Martin.

“We now have a multi-indication BLA-ready profile for Zenkuda, and we intend to accelerate our BLA submission plans,” said Dr. Victor Perlroth, M.D., Chief Executive Officer of Kodiak Sciences.

“GLOW2 is the first Phase 3 study to test Zenkuda’s enhanced commercial formulation,” continued Dr. Perlroth, “which combines free (unconjugated) and conjugated protein in a single biologic. The favorable safety data —no cases of IOI reported and low, balanced cataract incidence across both arms— further support the safety profile of the ABC® Platform.”

“We are encouraged by these results and their positive implications for our other ABC Platform-based medicines, including KSI-501, a bispecific anti-IL-6, VEGF trap ABC biologic designed to deliver differentiated efficacy and high durability in retinal vascular diseases. Leaning into FDA’s new single-pivotal-trial default option for approval, we are also anticipating a potential BLA submission for KSI-501 in wet AMD after the DAYBREAK study primary endpoint readout (expected 3Q2026, if successful) and for KSI-101 in Macular Edema Secondary to Inflammation (MESI) after the PEAK study pivotal analysis 1 readout (expected 4Q2026, if successful).”

“Having three different investigational therapies being explored in four different Phase 3 studies with three readouts expected in 2026 is very special and the result of hard work. We are thankful for the dedication of all Kodiak and clinical site staff who made the GLOW2 study possible and who continue to keep our DAYBREAK, PEAK and PINNACLE Phase 3 studies rolling,” concluded Dr. Perlroth.

The full end-of-study results will be presented at an upcoming congress by Dr. Charles Wykoff.

Figure 7

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Figure 9

About Diabetic Retinopathy

Approximately 9.7 million people in the U.S. have diabetic retinopathy (DR), a progressive disease that occurs when damaged blood vessels leak blood and fluid into the retina. DR can progress quickly into vision-threatening complications including proliferative diabetic retinopathy (PDR) or diabetic macular edema (DME). More than 50% of patients with moderate or severe non-proliferative DR develop DME by Year 4. Current treatment guidelines for DR are largely reactive, with intervention typically initiated only after the development of PDR or center-involved DME, when retinal damage may be irreversible and associated with permanent vision loss. Although anti-VEGF therapy has been shown to reduce the risk of DME by approximately 50% compared to laser or no treatment, utilization remains limited. This underutilization is primarily driven by the asymptomatic nature of the disease and the substantial treatment burden of current intravitreal injection therapies. The growing use of GLP-1–based therapies in patients with diabetes represents an important factor to consider in the management and treatment of DR.

About Zenkuda™ (tarcocimab tedromer)

Zenkuda is an investigational anti-VEGF therapy built on Kodiak’s proprietary Antibody Biopolymer Conjugate (ABC) Platform. Zenkuda has a mean ocular half-life in humans of 20 days, approximately three times longer than approved anti-VEGF therapies, and is designed to maintain potent and effective drug levels in ocular tissues for longer. Zenkuda is being developed as a mainstay intravitreal biologic monotherapy that provides high immediacy, driven by the enhanced formulation, and high durability, driven by the ABC® platform and our science of durability, with the ultimate objective of providing, once approved, a flexible 1-month through 6-month label for all patients with retinal vascular disease (treatment-naïve, treatment-experienced, mild patients, and severe patients).

Zenkuda has completed four successful Phase 3 pivotal studies: the Phase 3 GLOW1 and GLOW2 studies in diabetic retinopathy (DR), the Phase 3 BEACON study in retinal vein occlusion (RVO), and the Phase 3 DAYLIGHT study in wet AMD. In the GLOW1 and GLOW2 studies, Zenkuda successfully treated DR patients and prevented disease progression with 100% of patients on extended 6-month dosing at Year 1. In the BEACON study, during the first 6 months, Zenkuda-treated patients were dosed at 8-week interval (as opposed to 4-week intervals for aflibercept). In the second 6 months, identical retreatment criteria were used for the Zenkuda and aflibercept arms, and nearly half of Zenkuda patients did not require any treatment while achieving similar vision and anatomical outcomes as the aflibercept group at one year. In the DAYLIGHT study, Zenkuda demonstrated non-inferior efficacy results and compelling safety and tolerability at a once-monthly dosing interval. Zenkuda is currently being studied in the Phase 3 DAYBREAK study in wet AMD, the final anticipated Phase 3 study in the program. In DAYBREAK, patients are treated on an every 1-month through every 6-month treatment interval, depending on an AI-driven assessment of disease activity. Topline results for the DAYBREAK one-year primary endpoint are expected in 3Q2026.

About GLOW1 and GLOW2

GLOW1 and GLOW2 were prospective, randomized, double-masked, sham-controlled, multicenter Phase 3 studies evaluating Zenkuda 5mg in participants with diabetic retinopathy. Both studies employed extended-interval dosing regimens with an ultimate treatment interval of every six months. The primary endpoint was the proportion of eyes improving by ≥2 steps on the Diabetic Retinopathy Severity Scale (DRSS) from baseline at Week 48. Additional outcome measures include the proportion of eyes developing a sight-threatening complication of diabetic retinopathy and the proportion of eyes improving ≥3 steps on DRSS from baseline at Week 48. Additional information about GLOW1 and GLOW2 can be found on www.clinicaltrials.gov under Trial Identifier NCT05066230 (https://clinicaltrials.gov/study/NCT05066230) and NCT06270836 (https://clinicaltrials.gov/show/NCT06270836).

In the GLOW1 study, patients were randomized 1:1 to receive either sham injections or Zenkuda via intravitreal injection at baseline, Week 8, Week 20 and Week 44, for a planned four injections in year one. The Phase 3 GLOW1 study demonstrated that, with extended 6-month dosing in every patient, Zenkuda can achieve strong efficacy both in treating existing disease (primary endpoint) and preventing vision threatening complications and disease progression (key secondary endpoint). In GLOW1, Zenkuda met its primary endpoint of the proportion of patients with at least a 2-step improvement on the DRSS score with 41.1% of Zenkuda-treated patients demonstrating at least a 2-step improvement versus 1.4% of patients in the sham group, a 29-fold increased response rate ratio (p-value less than 0.0001). Zenkuda also met all key secondary endpoints, including greater reductions in the proportion of patients developing sight-threatening complications (such as diabetic macular edema and proliferative diabetic retinopathy) versus sham, demonstrating an 89% decreased risk (2.3% with Zenkuda versus 21.0% with sham, p-value < 0.0001).

The Phase 3 GLOW2 study was designed as a confirmatory study to the Phase 3 GLOW1 study. Patients were randomized 1:1 to receive either sham injections or Zenkuda via intravitreal injection at baseline, Week 4, Week 8, Week 20 and Week 44, for a planned five injections in year one. The Phase 3 GLOW2 study confirmed findings from GLOW1 that, with extended 6-month dosing in all Zenkuda-treated patients, Zenkuda can achieve strong efficacy both in treating existing disease (primary endpoint) and preventing vision threatening complications and disease progression (key secondary endpoint). In GLOW2, Zenkuda met its primary endpoint of the proportion of patients with at least a 2-step improvement on the DRSS, with 62.5% of Zenkuda-treated patients demonstrating at least a 2-step improvement versus 3.3% of patients in the sham group, a 19-fold increased response rate ratio (p-value < 0.0001). Zenkuda also met all key secondary endpoints, including greater reductions in the proportion of patients developing sight-threatening complications (such as diabetic macular edema and proliferative diabetic retinopathy), versus sham, demonstrating an 85% decreased risk (2.4% with Zenkuda versus 15.8% with sham, p-value ≤ 0.0001).

About DAYBREAK (and Zenkuda)

The Phase 3 DAYBREAK study is a non-inferiority study evaluating parallel investigational arms of Zenkuda and KSI-501 against active comparator aflibercept. The DAYBREAK study incorporates learnings from prior pivotal trials of Zenkuda and was designed to maximize the probability of meeting the primary endpoint of non-inferiority in visual acuity gains. Patients randomized to Zenkuda will receive individualized dosing every 4 to 24 weeks on an as needed basis following four monthly loading doses. Patients randomized to aflibercept will be dosed per label. The individualized dosing of Zenkuda is determined by a treat-to-dryness proactive approach using the presence of retinal fluid as a disease activity marker, which resembles retina specialists’ practice and optimizes each patient’s treatment, instead of using a combination of central subfield thickness (CST) and vision loss. The objectives for Zenkuda in DAYBREAK are to assess its durability potential, strengthen its competitive position in wet AMD and bolster the possible regulatory application package for the program. DAYBREAK was designed to showcase the potential for Zenkuda to be a mainstay biologic for VEGF-driven retinal vascular diseases with both a strong efficacy/immediacy (driven by its enhanced formulation) and a strong durability (driven by its ABC® design and science of durability). Topline data for the one-year primary endpoint in DAYBREAK are expected in Q32026

About KSI-501

KSI-501 is an investigational anti-IL-6, VEGF-trap bispecific therapy built on the ABC platform and is being developed for high prevalence retinal vascular diseases to address the leading unmet needs of extended durability and targeting disease biology beyond VEGF for differentiated efficacy. KSI-501 is designed to provide high immediacy/efficacy, driven by the enhanced formulation, and high durability, driven by the ABC® platform and our science of durability.

In preclinical models, KSI-501 was shown to be a potent inhibitor of VEGF and IL-6 and, further, was shown to normalize the blood retinal barrier, opening up the possibility that KSI-501 may be a disease-modifying therapy for retinal vascular diseases. Furthermore, higher intraocular levels of IL-6 correlated with poorer BCVA outcomes over time in wet AMD patients treated with anti-VEGF monotherapy, which suggests that IL-6 inhibition in combination with anti-VEGF therapy could lead to improved outcomes.

Kodiak has advanced KSI-501 into the Phase 3 study DAYBREAK to evaluate its efficacy and safety in wet AMD. DAYBREAK has completed enrollment. DAYBREAK uses KSI-501’s enhanced 50 mg/mL formulation containing both conjugated and unconjugated antibody that is intended to balance immediacy and durability. Topline data for the one-year primary endpoint in DAYBREAK are expected in Q32026.

About DAYBREAK (and KSI-501)

The DAYBREAK study is a non-inferiority study evaluating parallel investigational arms of KSI-501 and Zenkuda against active comparator aflibercept. Patients randomized to KSI-501 will receive fixed every 8-week dosing with additional individualized dosing (up to monthly dosing) on an as needed basis after four monthly loading doses. Patients randomized to aflibercept will be dosed per label. Using the same treat-to-dryness approach as Zenkuda, coupled with fixed intensive proactive dosing, our goal is to maximize both the probability of meeting the primary endpoint as well as the probability of demonstrating additional efficacy benefits. The primary endpoint is non-inferiority in change in visual acuity from baseline to the average of Week 40, 44 and 48. The objective for KSI-501 in DAYBREAK is to explore the efficacy potential of bispecific IL-6 and VEGF inhibition in a broad treatment-naïve wet AMD population. DAYBREAK has completed enrollment. Topline data for the one-year primary endpoint in DAYBREAK are expected in Q32026. Additional information about DAYBREAK can be found on www.clinicaltrials.gov under Trial Identifier NCT06556368 (https://clinicaltrials.gov/study/NCT06556368).

About Kodiak Sciences Inc.

Kodiak Sciences (Nasdaq: KOD) is a precommercial retina-focused biotechnology company committed to researching, developing and commercializing transformative therapeutics. We are focused on bringing new science to the design and manufacture of next-generation retinal medicines to prevent and treat the leading causes of blindness globally. We are developing a portfolio of three late-stage clinical programs. Zenkuda™ (tarcocimab tedromer) has a BLA-ready profile in diabetic retinopathy, retinal vein occlusion and wet AMD, and, together with KSI-501, is being explored in the BLA-facing Phase 3 DAYBREAK wet AMD study, with topline data expected in 3Q2026. Zenkuda and KSI-501 target the $15 billion anti-VEGF market across retinal vascular diseases. KSI-101 is a bispecific protein being explored in two BLA-facing Phase 3 studies in Macular Edema Secondary to Inflammation (MESI), with topline data readouts expected to begin in 4Q2026.

Kodiak®, Kodiak Sciences®, ABC®, ABC Platform™, Zenkuda™ and the Kodiak logo are registered trademarks or trademarks of Kodiak Sciences Inc. in various global jurisdictions.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not based on historical fact and include statements regarding: Kodiak’s intention to accelerate its BLA submission timeline for Zenkuda; the sufficiency of the completed Phase 3 studies in diabetic retinopathy, retinal vein occlusion and wet AMD to support a multi-indication BLA-ready profile for Zenkuda; expectations regarding the timing of topline data readouts from the DAYBREAK Phase 3 study for both Zenkuda and KSI-501; Kodiak’s anticipation of a potential BLA submission for KSI-501 in wet AMD after the DAYBREAK study primary endpoint readout

(expected 3Q2026, if successful); Kodiak’s anticipation of a potential BLA submission for KSI-101 in Macular Edema Secondary to Inflammation (MESI) after the PEAK study pivotal analysis 1 readout (expected 4Q2026, if successful); and the possibility that KSI-501 may be a disease-modifying therapy for retinal vascular diseases based on preclinical data. Forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “may,” “will,” “should,” “would,” “could,” “expect,” “plan,” “believe,” “intend,” “pursue,” “anticipate,” and other similar expressions, among others. Any forward-looking statements are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to: the risk that the completed Phase 3 studies for Zenkuda may not be sufficient to support a BLA submission or approval in diabetic retinopathy, retinal vein occlusion, or wet AMD; the risk that a BLA for tarcocimab tedromer or any other product candidate may not be accepted by, or receive approval from, the FDA or foreign regulatory agencies when expected, or at all; the risk that cessation, modification, or delay of any ongoing clinical studies and Kodiak’s development of Zenkuda, KSI-501, KSI-101, or any other product candidate may occur; the risk that safety, efficacy, and durability data observed in Kodiak’s product candidates in current or prior studies may not continue or persist; the risk that KSI-501 may not inhibit VEGF and IL-6 or have an impact on the treatment of patients as expected, and that preclinical data suggesting the possibility that KSI-501 may be a disease-modifying therapy may not translate to clinical outcomes; the risk that the DAYBREAK Phase 3 study for Zenkuda or KSI-501 may not achieve its primary endpoint or may not do so on the anticipated timeline; the risk that the PEAK Phase 3 study for KSI-101 may not achieve its primary endpoint or may not do so on the anticipated timeline; the risk that any one or more of Kodiak’s product candidates may not be successfully developed, approved, or commercialized; the risk that Kodiak’s research and development efforts and ability to advance product candidates into later stages of development may fail; adverse conditions in the general domestic and global economic markets, which may significantly impact Kodiak’s business and operations, including its clinical trial sites, as well as the business or operations of its manufacturers, contract research organizations, or other third parties with whom Kodiak conducts business; as well as the other risks identified in the section entitled “Risk Factors” in Kodiak’s most recent Annual Report on Form 10-K, as well as discussions of potential risks, uncertainties, and other important factors in Kodiak’s subsequent filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this press release, and Kodiak undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned not to place undue reliance on such forward-looking statements.

Kodiak Contact:

John Borgeson

Chief Financial Officer

Tel (650) 281-0850

ir@kodiak.com

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